Exhibit 99.1

Park City Group Names Peter Larkin, President of the National Grocers Association, to Board of Directors

Brings More Than Four Decades of Food Service Industry Leadership to Board

Park City Group, Inc. (NASDAQ: PCYG), the parent company of ReposiTrak, Inc., which operates a B2B ecommerce, compliance and supply chain platform that partners with retailers, wholesalers and their suppliers to accelerate sales, control risk and improve supply chain efficiencies, today announced the appointment of Peter J. Larkin, the former President and Chief Executive Officer of both the National Grocers Association and the NGA Foundation, to the Park City Group Board of Directors, effective August 29, 2019.

Larkin has been a leader in the food service industry, serving in roles of progressive responsibility, for more than 40 years. He joined The Kroger Co. as Director of Public Affairs after leaving the tobacco industry, in 1982. In 1989, he was named Vice President, State Government Relations and Environmental Affairs for the Food Marketing Institute, an international trade association representing the interests of 1,500 food retailers and wholesalers. In 1996, he was named President and Chief Executive Officer of the California Grocers Association, where he managed and directed the largest state food industry trade association in the US representing the interests of more than 550 retail and 300 grocery supplier members. Subsequently, Larkin established Larkin Public Affairs, a consulting firm with a primary focus on food industry clients in the Western United States providing a full range of services including government relations, internal and external communications, community affairs, issues management and food industry strategic planning. In 2010, Larkin was named President and CEO of the National Grocers Association, where he was responsible for directing and managing all aspects of the NGA, a national trade association representing the retail and wholesale grocers that comprise the independent sector of the food distribution industry, until his retirement, effective September 1, 2019. Simultaneously, he served as President and CEO of the NGA Foundation, a non-profit foundation affiliated with NGA whose mission is to conduct industry research and education on issues and topics that help strengthen and support the independent grocery channel in the USA.

"Park City Group is on the leading edge of helping grocers, distributors, wholesalers and suppliers modernize their systems and effectively compete in an increasingly fast-paced world," commented Larkin. "In addition, Park City has always been focused on the needs of its customers first and foremost. I look forward to sharing my experience and expertise in this area, helping the company drive even more value for its customers."

Larkin will sit on Park City Group's Audit and Corporate Governance and Nominating committees.

"Adding one of the industry's top leaders to our already strong Board of Directors is a notable achievement, demonstrating the progress Park City Group has made in establishing a position of trust within one of the largest industries in the United States economy," said Randall K. Fields, Chairman and CEO of Park City Group. "For more than four decades, Peter has been a voice for grocers around the country, and nobody understands their needs and their challenges better than Peter. We will certainly benefit from his expertise and his counsel."

The Company also announced Austin F. Noll, Jr., retired from the Board of Directors effective August 29, 2019.

"Austin has made significant contributions to Park City over the past seven years, and on behalf of the entire Board, I'd like to thank him for his service," Fields added. "Peter's addition to the Board will ensure that the Board continues its strong grocery industry representation as it moves forward."

About Park City Group:

Park City Group, Inc. (NASDAQ: PCYG), the parent company of ReposiTrak, Inc., a compliance, supply chain, and e-commerce platform that partners with retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies. More information is available at www.parkcitygroup.com and www.repositrak.com.

Specific disclosure relating to Park City Group, including management's analysis of results from operations and financial condition, are contained in the Company's annual report on Form 10-K for the year ended June 30, 2018, quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2019 and other reports filed with the Securities and Exchange Commission. Investors are encouraged to read and consider such disclosure and analysis contained in the Company's Form 10-K and other reports, including the risk factors contained in the Form 10-K.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to Park City Group, Inc. ("Park City Group") are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in Park City's annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.
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John Merrill
Park City Group
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